[***] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, IS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

Exhibit 10.2

Execution Copy

SETTLEMENT AND LICENSE AGREEMENT

This SETTLEMENT AND LICENSE AGREEMENT (this “Agreement”) is hereby entered into and made effective on January 5, 2018 (the “Effective Date”) by and among Teva Pharmaceuticals International GmbH (“Teva”), AlderBio Holdings, LLC (“AlderHoldings”) and Alder Biopharmaceuticals, Inc. (“AlderBio”). AlderHoldings and AlderBio are referred to collectively as “Alder”. Teva and Alder are referred to herein individually as a “Party” and collectively, as the “Parties.”

WHEREAS, Alder is developing the Alder Product (as defined herein);

WHEREAS, Teva and Alder, among other parties, are involved in an appeal, designated Appeal No. T0860/17, following opposition proceedings before the European Patent Office (the “Proceedings”) relating to Patent No. EP1957106, owned by Teva; and

WHEREAS, the Parties desire and agree to fully settle the Proceedings as between them, and for Teva to grant a license under the Licensed Patents (as defined herein) to Alder to develop, manufacture and commercialize the Alder Product in the Field and in and for the Territory upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual agreements herein contained and the consideration described herein, the sufficiency and receipt of which are hereby acknowledged, the Parties hereto, intending to be legally bound hereby, agree as follows:

1.	DEFINITIONS
1.1

“Affiliate” of a Person means any other Person which (directly or indirectly) is controlled by, controls or is under common control with such Person. For the purposes of this definition, the term “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) as used with respect to any Person means (a) in the case of a corporate entity, direct or indirect ownership of voting securities entitled to cast at least fifty percent (50%) of the votes in the election of directors, (b) in the case of a non-corporate entity, direct or indirect ownership of at least fifty percent (50%), including ownership by trusts with substantially the same beneficial interest, of the equity interests with the power to direct the management and policies of such Person, provided that if local law restricts foreign ownership, control will be established by direct or indirect ownership of the maximum ownership percentage that may, under such local law, be owned by foreign interests, or (c) the power to direct the management or policies of a Person, whether through ownership of voting securities, by contract or otherwise.

1.2

“Alder Antibody” means either (a) eptinezumab (also referred to internally by Alder as ALD403), as described in U.S. patent number 9,745,373 in any form or formulation[***]; (b) any anti-CGRP antibody that is other than eptinezumab and is first discovered or first identified as of the Effective Date by Alder or its controlled (as defined in Section 1.1) Affiliate; or (c) any antigen-binding fragment of an anti-CGRP antibody described in clause (a) or (b). [***]

1.3

“Alder Product” means (a) a pharmaceutical product, in any mode of administration, that contains an Alder Antibody, [***], and (b) any Generic Product commercialized in the Territory by Alder, its Affiliates or sublicensees. [***]

1.4

“BLA” means a biologics license application, as described in the FDA regulations to obtain marketing approval for a biological product in the United States, including all amendments and supplements to the application, and any equivalent filing with any Regulatory Authority.

1.

176421764 v2

[***] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, IS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

1.5	“Calendar Quarter” means the respective periods of three (3) consecutive calendar months ending on March 31, June 30, September 30 and December 31.
1.6	“Calendar Year” means each successive period of twelve (12) months commencing on January 1 and ending on December 31.
1.7	“CGRP” means calcitonin gene-related peptide.
1.8	“Effective Date” has the meaning set forth in the first paragraph of this Agreement.
1.9	“FDA” shall mean the United States Food and Drug Administration and any successor agency thereto.
1.10	“Field” means any disease or condition in humans, including, but not limited to, migraine or other headache prevention or treatment.
1.11

“First Commercial Sale” means the first sale in each country of the Territory of an Alder Product by or on behalf of Alder, its Affiliates, sublicensees or their respective distributors, to a Third Party.

1.12

“Generic Product” means, with respect to an Alder Product, any product (including a “generic product,” “biogeneric,” “follow-on biologic,” “follow-on biological product,” “similar biological medicinal product,” or “biosimilar product”) approved by way of an abbreviated regulatory mechanism by a Regulatory Authority in the Territory, including any such product that is determined by the applicable Regulatory Authority to be “comparable,” “interchangeable,” “bioequivalent,” “biosimilar” or other term of similar meaning, with respect to the Alder Product.

1.13

“Law” means any federal, state, provincial, local, international or multinational law, statute, standard, ordinance, code, rule, regulation, resolution or promulgation, or any order, writ, judgment, injunction, decree, stipulation, ruling, determination or award entered by or with any governmental authority or Regulatory Authority, or any license, franchise, permit or similar right granted under any of the foregoing, or any similar provision having the force or effect of law.

1.14

“Licensed Patents” means (a) the patents and patent applications identified on Schedule 1.14 attached hereto, (b) any patent or patent application in the Territory that claims priority to any patent identified on Schedule 1.14, including without limitation thereto any continuations, continuations-in-part, divisionals, reissues, regional or national stage applications, registrations, validations, extensions, and reexaminations thereof, and that contains at least one claim that covers the Alder Antibody, a nucleic acid that encodes the Alder Antibody, a cell that expresses the Alder Antibody, a method of making the Alder Antibody, or a method of using the Alder Antibody, (c) any supplementary protection certificates (SPCs) or certificates of supplemental production (CSPs) of any of the foregoing, and (d) any United States patent or patent application in which a terminal disclaimer is filed over any of the items listed in clauses (a) through (c).

1.15

“Net Sales” means, with respect to an Alder Product sold by or on behalf of Alder, its Affiliates, or sublicensees (the “Selling Party”) the aggregate gross sales amount invoiced for such Alder Product by such Selling Party, as applicable, on a product-by-product and country-by-country basis, on an arms-length basis to Third Parties in accordance with US GAAP (or, IFRS, if applicable to such Selling Party, hereinafter, “Accounting Standards”) consistently applied, less the following deductions:

(a)	cash and quantity discounts actually taken in the ordinary course of business in connection with the sale of such Alder Product;
(b)	reasonable estimates for any adjustments on account of price adjustments, billing adjustments, shelf stock adjustments;

2.

[***] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, IS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

(c)	[***]
(d)

reasonable estimates for chargebacks, rebates, administrative fee arrangements and reimbursements to wholesalers and other distributors, pharmacies and other retailers, buying groups, health care insurance carriers, pharmacy benefit management companies, health maintenance organizations, other institutions or health care organizations in connection with the sale of the Alder Product as evidenced in a contract or invoice;

(e)

transportation charges, and other charges, such as insurance, relating thereto incurred for delivery of such Alder Product to the extent any such items are set forth separately in the sales invoice and actually paid by the Selling Party;

(f)

amounts due to Third Parties on account of rebate payments, including Medicaid rebates, or other price reductions provided, based on sales by Alder, its Affiliates and sublicensees to any governmental authorities in respect of state or federal Medicare, Medicaid or similar programs;

(g)	allowances and credits to Third Parties on account of rejected, damaged, returned or recalled Alder Product; and
(h)

sales and excise taxes or customs duties incurred by the Selling Party and any government-imposed brand manufacturing taxes imposed upon the sale of such Alder Product and incurred by the Selling Party.

Sales and other transfer of the Alder Product between any of Alder and its Affiliates, and sublicensees, will not give rise to Net Sales, but rather the subsequent sale of the Alder Product by such party to Third Parties shall be so included in Net Sales. Sales by a Selling Party to any distributor for resale by such distributor in a given country in the Territory shall be included in Net Sales.

Net Sales for any Combination Product will be calculated on a country-by- country basis by multiplying actual Net Sales of such Combination Product by the fraction A/B, where A is the gross invoice price for the Alder Antibody contained in such Combination Product if such Alder Antibody is sold separately in finished form in such country, and B is the gross invoice price for such Combination Product in such country. If such Alder Antibody is not sold separately in finished form in such country, [***] For purposes of this subsection, “Combination Product” means a product that, in addition to containing an Alder Antibody, also contains at least one other active pharmaceutical ingredient that is not an Alder Product.

Net Sales will be calculated on an accrual basis, in a manner consistent with the Selling Party’s internal accounting policies and the Accounting Standards, as consistently applied. To the extent any accrued amounts used in the calculation of Net Sales are estimates, such estimates shall be trued-up to actual amounts paid or credited by a Selling Party.

No Selling Party shall use the Alder Product as a ‘loss leader’ or as a part of a bundle, basket, or group sale, with sales of its other products not covered under this Agreement [***]

1.16

“Person” means an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, beneficiary or trustee of any trust, incorporated association, joint venture, or similar entity or organization, including a government or political subdivision or department or agency of a government.

1.17	“Regulatory Authority” shall mean any federal, national, multinational, state, provincial or local regulatory agency, department, bureau or other governmental entity anywhere in the world with

3.

[***] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, IS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

authority over the development, manufacture, importation, sale or promotion of the Product in the Field and in and for the Territory. The term Regulatory Authority includes the FDA and the European Medicines Agency (or any successor thereto) and any corresponding regulatory authority that regulates the marketing or sale of biological products or pharmaceuticals.

1.18

“Royalty Term” means, on a country-by-country basis, the period beginning at the time of First Commercial Sale of the Alder Product in such country and ending upon the latest to occur of (a) expiry of the last-to-expire Valid Claim of the Licensed Patents in such country or in such country where such Alder Product was manufactured, and (b) expiry of the last to expire SPC or CSP included in the Licensed Patents in such country.

1.19

“Territory” means worldwide, other than Japan and South Korea (unless added to the Territory pursuant to Section 3.1(d)). For clarity, however, no royalties or other consideration shall be owed with respect to any Alder Product in any country of the Territory in which no Valid Claim exists.

1.20	“Third Party” means any Person that is not a Party, an Affiliate of a Party, or a sublicensee of Alder with respect to the Alder Product.
1.21

“Valid Claim” means, with respect to a particular Alder Product and a particular country of the Territory, a claim of an issued and unexpired Licensed Patent (including the term of any patent term extension, SPC, CSP, renewal or other extension) in such country that covers such Alder Product, the manufacture of the Alder Product or the use of the Alder Product in an indication in the Field and at a dosage and dosing schedule for which it has received approval for commercial sale by the Regulatory Authority (or for which dosing or dosing schedule it is actively being marketed or detailed by or on behalf of Alder, its Affiliates or sublicensees) in such country, and has not, in such country of issuance, been held unpatentable, invalid or unenforceable in a final decision of a court or other governmental authority of competent jurisdiction from which no appeal may be or has been taken.

2.	SETTLEMENT; DISMISSAL; RELEASE; COVENANTS
2.1	All of the terms and conditions set forth in this Agreement shall be binding on the Parties as of the Effective Date.
2.2	The Parties are entering into this Agreement in an effort to avoid the fees, costs and expenses associated with the continued dispute of this matter, as well as the attendant risks of litigation.
2.3	Dismissal. Within five (5) business days of the Effective Date, Alder shall cause to be filed with the European Patent Office a notification of withdrawal from the Proceedings.
2.4

Release. In consideration of the mutual execution of this Agreement and the mutual agreement to be legally bound by the terms hereof, Teva and Alder, each on behalf of itself and its predecessors, successors, assigns, shareholders, members, trustees, officers, directors, employees, agents, representatives, licensees, licensors, partners, distributors, suppliers, customers, parents, subsidiaries, Affiliates and all others claiming by, through and under them, hereby fully, finally, irrevocably and forever releases, relinquishes, acquits and discharges the other Party and its predecessors, successors, assigns, shareholders, members, trustees, officers, directors, employees, agents, representatives, licensees, licensors, partners, distributors, suppliers, customers, parents, subsidiaries, Affiliates, importers, attorneys, manufacturers and insurers, if any, from any and all past and present (on or before the Effective Date) claims, counterclaims, demands, causes of action, liabilities, losses, all manner of actions, judgments, settlements, interest, damages, punitive damages and other damages or costs of whatever nature (including costs, expenses, and attorneys’ fees), whether known or unknown, foreseen or unforeseen, certain or contingent, that Teva or its Affiliates asserted or could have asserted from any occurrence on or prior to the Effective Date, arising out of, derived from, predicated upon, or relating to the Licensed Patents solely as applicable to the

4.

[***] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, IS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

development, testing, manufacture, or seeking Regulatory Approval for, or preparing for commercial sale of, any Alder Product in and for the Territory, including without limitation any claim or counterclaim that any or all of the Licensed Patents are or would be infringed by the manufacture, use, sale, offer for sale or importation of any Alder Product; provided, however, that nothing herein shall preclude, prevent or impair the right of either Party to bring a proceeding in court or any other forum for a breach of this Agreement, or any representation, warranty, or covenant herein, or any proceeding outside of the Territory.

2.5

Except as required by Law, requested by any Regulatory Authority, for reasons that relate to the safety and/or efficacy of any pharmaceutical product, or the failure by Alder, its Affiliates or sublicensees to comply with the terms and conditions of this Agreement, Teva and its Affiliates shall not initiate or otherwise undertake any activity with any Regulatory Authority in the Territory against any BLA solely relating to the Alder Product or for the purpose of interfering with Alder’s efforts to obtain approval from any Regulatory Authority in the Territory with respect to any BLA solely relating to the Alder Product.

2.6

Unknown Claims. Each Party, on behalf of itself and its Affiliates, hereby expressly waives and relinquishes any and all provisions, rights and benefits conferred by Section 1542 of the California Civil Code, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN TO HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

Further, each Party, on behalf of itself and its Affiliates, expressly waives and relinquishes all rights and benefits afforded by any Law in any other jurisdiction similar to Section 1542 of the California Civil Code.

2.7	[***]
2.8

Teva Covenant Not to Sue. Subject to the terms of this Agreement and Alder’s compliance with the terms of this Agreement, Teva, for itself and its Affiliates, covenants to Alder that it will not sue, assert any claim or counterclaim against, or otherwise participate in any action or other judicial or legal proceeding against, Alder or its Affiliates or any of their respective shareholders, licensees, sublicensees, customers, suppliers, importers, manufacturers, distributors, or insurers, or any patients, physicians, pharmacists, REMS administrators, REMS vendors or other health care providers or entities, or any heirs, administrators, executors, predecessors, successors, or assigns of the foregoing, or cause, assist, or authorize any person or entity to do any of the foregoing, in each case claiming or otherwise asserting that the filing of the BLA with respect to the Alder Product anywhere in or for the Territory, and/or that the manufacture, use, sale, distribution, marketing, offer for sale or importation of the Alder Product anywhere in or for the Territory, infringes the Licensed Patents or any other patents or patent applications owned or controlled (i.e., licensed with the right to assert) by Teva or its Affiliates either on the Effective Date or thereafter (the “Teva Patents”). As used in this Section 2.8, “Alder Product” shall not include, and this Section 2.8 shall not apply to, any active agents contained in an Alder Product which are other than the Alder Antibody. Teva shall impose the foregoing covenant on any Third Party to which Teva or any of its Affiliates may after the Effective Date of this Agreement assign, exclusively license or otherwise transfer or grant any rights to assert any Teva Patents. Notwithstanding the foregoing, Teva Patents shall not include any patents or patent applications owned or controlled by any Third Party who becomes a controlling Affiliate (as defined in Section 1.1) through a change of control of Teva or its Affiliate and which exist as of the closing date of such change of control transaction.

2.9	Alder Covenant Not to Sue.

5.

[***] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, IS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

(a)

Subject to the terms of this Agreement and Teva’s compliance with the terms of this Agreement, Alder, for itself and its Affiliates, covenants to Teva that it will not sue, assert any claim or counterclaim against, or otherwise participate in any action or other judicial or legal proceeding against, Teva or its Affiliates or any of their respective shareholders, licensees, licensees, customers, suppliers, importers, manufacturers, distributors, or insurers, or any patients, physicians, pharmacists, REMS administrators, REMS vendors or other health care providers or entities, or any heirs, administrators, executors, predecessors, successors, or assigns of the foregoing, or cause, assist, or authorize any person or entity to do any of the foregoing, in each case claiming or otherwise asserting that the filing of the BLA with respect to the Teva Product anywhere in or for the Territory and/or that the manufacture, use, sale, distribution, marketing, offer for sale or importation of the Teva Product anywhere in or for the Territory, infringes any patents or patent applications owned or controlled (i.e., licensed with the right to assert) by Alder or its Affiliates either on the Effective Date or thereafter (the “Alder Patents”). Alder shall impose the foregoing covenant on any Third Party to which Alder or any of its Affiliates may after the Effective Date of this Agreement assign, exclusively license or otherwise transfer or grant any rights to assert any Alder Patents. Notwithstanding the foregoing, Alder Patents shall not include any patents or patent applications owned or controlled by any Third Party who becomes a controlling Affiliate (as defined in Section 1.1) through a change of control of Alder or its Affiliate and which exist as of the closing date of such change of control transaction.

(b)

As used in this Section 2.9: (i) “Teva Product” means a pharmaceutical product, in any mode of administration, that contains the Teva Antibody, either as the single antibody included in such product, or as part of a bi- specific or multi-specific product which includes an antigen-binding portion of the Teva Antibody and at least one antigen-binding portion of a different antibody (but shall not include any such other antigen-binding portion of a different antibody), and (ii) “Teva Antibody” means

[***]

2.10

Each Party represents, warrants and covenants that it has not heretofore assigned or transferred, and will not assign or otherwise transfer, to any Person any matters released by such Party in Section 2.4, and each such Party agrees to indemnify and hold harmless the other Party and the other Persons released under Section 2.4 from and against all such released matters arising from any such alleged or actual assignment or transfer.

3.	LICENSE; RESTRICTIONS
3.1	License.
(a)

Grant. Subject to the terms and conditions of this Agreement, Teva hereby grants to Alder a royalty-bearing, non-transferable (except as permitted under Section 8.11), non-exclusive license, under the Licensed Patents to develop, manufacture, use, offer to sell, sell, export and import Alder Products in the Field and in the Territory.

(b)	Restrictions on Sublicensing.
(i)

Subject to Section 3.1(b)(ii) below, Alder shall have the right to grant sublicenses of its rights granted to Alder under Section 3.1(a) above solely to any Third Parties (subject to Section 3.1(b)(ii)) [***]. Any such sublicenses will be granted and governed by written agreements and will be subject to the terms and conditions of this Agreement. Alder will be liable for any act or omission of each such sublicensee that is a breach of any of Alder’s obligations under this Agreement as though the same were a breach by Alder.

6.

[***] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, IS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

(ii)	Alder shall have the right to grant any sublicense to or under the Licensed Patents to any Third Party under Section 3.1(b)(i), [***]
(c)

Survival of Sublicense. Sublicenses shall survive any termination of this Agreement by Teva in the event of Alder’s breach, provided that the applicable sublicensee is not itself in breach. Upon becoming aware of any material breach of any such sublicense, Alder shall notify Teva in writing thereof, and shall use diligent efforts to enforce the terms of such sublicense agreement.

(d)

Potential Territory Expansion. The Parties acknowledge that [***] (the “Third Party License”). The Parties hereby agree that if the Third Party License is terminated or if the rights under the Licensed Patents [***] otherwise revert to Teva or any of its Affiliates, then upon such termination or reversion, [***] shall be automatically included in the Territory defined herein, and Teva shall so notify Alder in writing [***] of such inclusion of [***] into the Territory.

3.2

No Other Licenses; Disclaimer. Nothing in this Agreement will be construed as (a) obligating Teva or its Affiliates to bring or prosecute actions or suits against any Third Party for infringement of the Licensed Patents; (b) conferring a right to use any trademark or trade name of either Party; (c) granting by Teva or its Affiliates by implication, estoppel or otherwise, any licenses or rights under any patent rights, except as expressly described in this Agreement; (d) granting by Alder or its Affiliates by implication, estoppel or otherwise, any licenses or rights (i) under any patent rights, except as expressly described in this Agreement, or (ii) with respect to any BLA filed by Alder or its Affiliates or sublicensees; (e) granting by Teva or its Affiliates by implication, estoppel or otherwise, any licenses or rights (including without limitation rights of reference) with respect to (i) any Teva BLA, (ii) any product that includes any portion of an active agent that is not an anti-CGRP antibody, or (iii) any anti-CGRP product other than the Alder Product, [***] or (f) an obligation on the part of Teva or its Affiliates to provide to Alder or its Affiliates any know-how or information (including confidential information) owned or controlled by Teva or any of its Affiliates.

3.3

Covenant Not to Challenge or Assist Challenges to the Licensed Patents. Alder shall not, shall cause its Affiliates not to, and shall include in any sublicense agreement with any sublicensees granted rights under Section 3.1(b) a requirement not to, directly or indirectly through a Third Party, (a) challenge the validity, enforceability, patentability, priority of invention or other claim to priority, infringement or patent term adjustment of any of the Licensed Patents in any reexamination, inter partes proceeding, protest, observation, comment, opposition, post-grant proceeding, inter partes review, interference or other action or proceeding in the United States Patent and Trademark Office (“USPTO”) or a foreign counterpart, or in any court proceedings in the Territory or submit or cause, in any manner, to be submitted, any correspondence or communication with the USPTO or its foreign counterpart or in any court proceedings in the Territory with respect to the Licensed Patents; (b) assert that the manufacture, use, sale or importation of the Alder Product does not infringe the Licensed Patents in the Territory, except to the extent that the claims of the Licensed Patents are limited to requiring specific amino acid or polynucleotide sequences that differ from those of the Alder Product, or are limited to requiring a dosage, dosing schedule, combination with another therapy, patient selection, therapeutic indication, therapeutic outcome, medical device such as a syringe, formulation, route of administration, or other method steps or physical characteristics that are not possessed by Alder Product and/or are not required to be performed in the use of the Alder Product in an indication in the Field for which it has received approval for commercial sale by the Regulatory Authority (or for which dosing or dosing schedule it is actively being marketed or detailed by or on behalf of Alder, its Affiliates or sublicensees) in the country of such Licensed Patent, as Alder and Teva agree that the manufacture, use, sale, offer for sale, or importation of the Alder Product would not infringe such claims; and (c) challenge Teva’s ownership of or license rights to the Licensed Patents; and (d) assist, encourage, or finance any Third Party in challenging any Licensed Patents or Teva’s ownership of or license to any Licensed Patents.

7.

[***] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, IS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

3.4

Cooperation. Upon Alder’s request, Teva shall cooperate with Alder in informing the FDA and any other Regulatory Authority in the Territory that Teva has granted to Alder the license rights set forth in Section 3.1(a).

4.	CONSIDERATION
4.1

Alder will pay Teva the following amounts in consideration for the license rights granted hereunder: (i) $25,000,000 in cash within five (5) business days of the Effective Date (the “Upfront Payment”) plus (ii) the Royalty Payments plus (iii) the Milestone Payments.

(a)

Royalty Payments. For each Calendar Quarter during the Royalty Term, Alder will pay Teva non-refundable, non-creditable royalties on that portion of Net Sales of the Alder Product [***] for the applicable Calendar Year at the rates set forth below in the Territory (the “Royalty Payments”):

Portion of Calendar Year Net Sales (US Dollars)	Royalty Rate
[***]

For clarity, Net Sales used to calculate the foregoing sales threshold amounts shall not include sales arising in countries for which no Royalty Payment is due hereunder during the Royalty Term.

(b)	Milestone Payments. Alder will pay Teva non-refundable, non-creditable milestone payments upon the first occurrence of each of the following milestone events (the “Milestone Payments”):

Milestone Event	Milestone Payment (US Dollars)
First Regulatory Approval of the Alder Product [***]	$25,000,000
First attainment of $1,000,000,000 in cumulative Net Sales in a calendar year for the Alder Product in and for the Territory	$75,000,000
First attainment of $2,000,000,000 in cumulative Net Sales in a calendar year for the Alder Product in and for the Territory	$75,000,000

4.2

Payment Terms. Alder will make all payments, without any reduction or setoff, in United States dollars by wire transfer to an account designated in writing by Teva. In those cases where the amount due in U.S. dollars is calculated based upon one or more currencies other than U.S. dollars, such amounts shall be converted to U.S. dollars at the average rate of exchange for the Calendar Quarter to which such payment relates using the arithmetic mean of the daily rate of exchange, as reported in Thomson Reuters Eikon as the “Mid Price Close”, or using any other source as agreed to by the Parties. Royalty Payments shall be due within [***] following the end of each applicable Calendar Quarter. Each Royalty Payment by Alder hereunder will be accompanied by a report that includes the aggregate gross sales of the applicable Alder Product in the Territory during the applicable Calendar Quarter, the corresponding Net Sales, royalty rate applied and the amount of each of the Royalty Payments payable with respect to such Net Sales on a consolidated basis including relevant Net Sales and royalty rates attributable to its Affiliates and sublicensees (each, a “Royalty Statement”). Milestone Payments shall be due within [***] following the occurrence of the applicable milestone event.

8.

[***] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, IS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

4.3	True-Up; Adjustments.
(a)

Within [***] after the end of each calendar year during the Royalty Term, Alder shall perform a “true up” reconciliation (and shall provide Teva with a written report of such reconciliation) of the deductions outlined in the definition of “Net Sales.” The reconciliation shall be based on actual cash paid or credits issued plus an estimate for any remaining liabilities incurred related to the Alder Product, but not yet paid. If the foregoing reconciliation report shows either an underpayment or an overpayment between the Parties, the Party owing payment to the other Party shall pay the amount of the difference to the other Party within [***] after the date of delivery of such report.

(b)

Within [***] after the termination or expiration of the Royalty Term, Alder shall perform a “true-up” reconciliation (and shall provide Teva with a written report of such reconciliation) of the items constituting deductions from Net Sales. If the foregoing reconciliation report shows either an underpayment or an overpayment between the Parties, the Party owing payment to the other Party shall pay the amount of the difference to the other Party within [***] after the date of delivery of such report.

4.4	Audit Rights.
(a)

Teva will have the right to engage, at its own cost and expense, subject to this Section 4.4, an independent nationally recognized public accounting firm chosen by Teva and reasonably acceptable to Alder (which accounting firm will not be the external auditor of Teva, will not have been hired or paid on a contingency basis and will have experience auditing pharmaceutical companies) (a “CPA Firm”) to conduct an audit of Alder for the purposes of confirming Alder’s compliance with the Royalty Payment provisions of this Agreement.

(b)

The CPA Firm will be given access to and will be permitted to examine such books and records of Alder, its Affiliates and sublicensees (to the extent Alder has such right itself to so audit and is able to transfer such right to Teva, and if not, Alder will so audit as directed by Teva) as it will reasonably request, upon [***] prior written notice having been given by Teva, during regular business hours, for the sole purpose of determining compliance with the Royalty Payment provisions of this Agreement. Prior to any such examination taking place, the CPA Firm will enter into a confidentiality agreement reasonably acceptable to Teva and Alder with respect to the information to which they are given access and will not contain in its report or otherwise disclose to Teva or any Third Party any information labeled by Alder as being confidential customer information regarding pricing or other competitively sensitive proprietary information.

(c)

Alder and Teva will be entitled to receive a full written report of the CPA Firm with respect to its findings and Teva will provide, without condition or qualification, Alder with a copy of the report, or other summary of findings, prepared by such CPA Firm promptly following Teva’s receipt of same. In the event of any dispute between Alder and Teva regarding the findings of any such inspection or audit, the Parties will initially attempt in good faith to resolve the dispute amicably between themselves, and if the Parties are unable to resolve such dispute within [***] after delivery to both Parties of the CPA Firm’s report, each Party will select an internationally recognized independent certified public accounting firm (other than the CPA Firm), and the two firms chosen by the Parties will choose a third internationally recognized independent certified public accounting firm which will resolve the dispute, and such accounting firm’s determination will be binding on both Parties, absent manifest error by such accounting firm.

(d)

Within [***] days after completion of the CPA Firm’s audit, Alder will pay to Teva any deficiency in the Royalty Payment amount determined by the CPA Firm. If the report of the CPA Firm shows that Alder overpaid, then Alder will be entitled to off-set such

9.

[***] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, IS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

overpayment against any Royalty Payment then owed to Teva. If no royalty is then owed to Teva, then Teva will remit such overpayment to Alder within [***] after completion of the CPA Firm’s audit. If the report of the CPA Firm shows a discrepancy between the amount of the royalty to which Teva is entitled and the Royalty Payment amount reflected by Alder in the Royalty Statement in Teva’s favor, then in addition to the payment of the Royalty Payment amount, and if such discrepancy exceeds the [***] of the CPA Firm in performing such audit will be paid by Alder.

(e)

Teva’s exercise of its audit rights under this Section 4.4 may not be (a) conducted for any Calendar Quarter more than [***] after the end of such Calendar Quarter to which such books and records pertain, (b) conducted more than once in [***] (unless a previous audit during such [***] revealed an underpayment with respect to such period), or (c) repeated for any Calendar Quarter.

5.	TERM AND TERMINATION
5.1

Term. Unless earlier terminated in accordance with the terms of this Section 5, the term of this Agreement will commence on the Effective Date and will remain in effect on a country-by-country basis until [***].

5.2

Termination for Cause. Either Party may terminate this Agreement at any time in the event that the other Party materially breaches this Agreement; provided that the non-breaching Party provides written notice detailing such alleged breach, in which event, if such breach is curable, the alleged breaching Party shall have a [***] after written notice thereof to cure such breach, and if not cured within such time, this Agreement shall terminate immediately at the end of such period on written notice from the non-breaching party, unless the alleged breaching Party provides notice during the applicable cure period set forth above that such breaching Party disputes the basis for termination pursuant to this Section 5.2 in which case this Agreement shall not terminate unless and until a final determination as been made with respect to such dispute pursuant to Section 8.2 upholding such basis for termination.

5.3

Effect of Expiration or Termination. Expiration or termination of this Agreement will not relieve the Parties of any obligation accruing prior to such expiration or termination. Sections 2.5, 2.8, 2.9, 3.3, shall survive expiration, but not termination, of this Agreement. In addition, Sections 2.1 through 2.4, Section 2.6, Section 3.2, Sections 4.1 through 4.4 (with respect to payments owed as of such date of termination or expiration), this Section 5.3, Sections 7.3 through 7.7, Articles 6 and 8 shall survive expiration or termination of this Agreement.

6.	CONFIDENTIALITY; PUBLICITY
6.1

The Parties hereby agree that, except to enforce this Agreement or unless otherwise agreed to by the Parties in writing or as required by Law, the Parties, their Affiliates and their respective employees, officers, directors and other representatives shall not publish or otherwise disclose the contents of this Agreement, except that (a) each Party may disclose this Agreement (i) to its attorneys, advisors, consultants, agents, financial advisors and representatives who are subject to obligations of confidentiality consistent with this Agreement and (ii) as and to the extent required by Law, including reporting requirements to the U.S. Securities and Exchange Commission or a foreign counterpart having jurisdiction over a Party, or by the rules or regulations of any stock exchange to which the Parties are subject; (b) Alder may disclose the terms of this Agreement to and communicate with the Regulatory Authorities on a confidential basis concerning the licenses provided for herein, (c) Alder may disclose the terms of this Agreement to any bona fide investor, acquiror or sublicensee provided such disclosure is under obligations of confidentiality consistent with this Agreement; (d) Teva may disclose such terms as may be necessary or useful in connection with any legal proceeding relating to the Licensed Patents, provided that if Teva does so disclose in such proceeding, it will provide to Alder a copy of such proposed disclosure for its review and comment; (e) Teva may disclose the terms of this Agreement to any bona fide investor or acquiror,

10.

[***] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, IS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

or to any acquirer of an interest in the royalty stream to be paid to Teva hereunder, provided such disclosure is under obligations of confidentiality consistent with this Agreement; and (f) Teva may disclose to [***] the terms of this Agreement, all Royalty Statements and all other information and reports related to the payment, audit or true-up of all royalties, milestones and other amounts paid or payable to Teva under this Agreement, provided such disclosure is under obligations of confidentiality consistent with this Agreement. In the event that a Party is required by Law or the rules of any securities exchange or automated quotation system to make any such disclosure under the foregoing clause (a)(ii), the Party making such disclosure shall (A) give reasonable advance notice to the other Party of such disclosure requirement and, in each of the foregoing, will use its reasonable efforts to secure confidential treatment of such information required to be disclosed; (B) cooperate with the other Party in an attempt to prevent or limit the disclosure, and (C) limit any disclosure to the specific purpose at issue, including consulting with the other Party concerning which terms of this Agreement will be requested to be redacted in any public disclosure of this Agreement, and in any event seek reasonable confidential treatment for any public disclosure by any such agency.

6.2

Except as expressly permitted under and in accordance with Section 6.1, neither Party shall make or allow the publication of any press release or other public announcement with respect to this Agreement or any of the transactions contemplated hereby, without the prior written approval of the other Party. Alder and Teva may each disclose to Third Parties the information contained in any such approved press release without the need for further approval by the other. Attached hereto as Exhibit A-1 is the form of press release that Teva will issue, and attached as Exhibit A-2 is the form of press release that Alder will issue, in each case, in connection with the signing of this Agreement.

6.3

The Parties hereby agree that, except as set forth in Section 6.1, to enforce this Agreement, as otherwise agreed to by the Parties in writing or as required by Law, the Parties, their Affiliates and their respective employees, officers, directors and other representatives shall not publish or otherwise disclose the contents of this Agreement.

7.	REPRESENTATIONS AND WARRANTIES
7.1	Mutual Representations and Warranties. Each of Teva and Alder hereby represents and warrants to the other, as of the Effective Date of this Agreement, that:
(a)

Such Party is duly organized and validly existing under the Law of the jurisdiction of its incorporation and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof;

(b)	Such Party has taken all corporate action necessary to authorize the execution and delivery of this Agreement and the performance of its obligations under this Agreement;
(c)	This Agreement has been duly executed by such Party and constitutes a valid and legally binding obligation of such Party, enforceable in accordance with its terms;
(d)

The execution, delivery, and performance of this Agreement does not conflict with any agreement, instrument, or understanding, oral or written, to which such Party is bound nor violate any Law or regulation of any court, governmental body, or administrative or other agency having jurisdiction over it;

(e)	It has been advised by its counsel of its rights and obligations under this Agreement and enters into this Agreement freely, voluntarily, and without duress; and
(f)	It is not relying on any promises, inducements, or representations other than those provided herein.

11.

[***] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, IS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

7.2	Additional Representations and Warranties of Teva. Teva hereby represents and warrants to Alder, as of the Effective Date of this Agreement, that:
(a)	Teva is the sole owner of or otherwise possesses the right to grant the license to Alder hereunder of, the Licensed Patents.
(b)

Teva has not granted any assignment, license, covenant not to sue, or other similar interest or benefit, exclusive or otherwise, to any Third Party in the Field and in the Territory relating to any Licensed Patent that conflicts with or limits the rights granted to Alder hereunder

(c)

As of the Effective Date, other than the Licensed Patents listed on Schedule 1.14, Teva and its Affiliates do not own or control any other granted patents or pending patent applications in the Territory that claim or cover the Alder Antibody, polynucleotides encoding the Alder Antibody, or the use, import or manufacture of the Alder Antibody or such polynucleotides encoding the Alder Antibody, or manufacture or use of the Alder Antibody in the Territory, or that if not licensed by Alder according to this Agreement, would be infringed by the manufacture, use, sale, offering for sale, or importation of the Alder Antibody in the Territory.

7.3	Disclaimer. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, NO PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF APPLICABLE LAW.
7.4

Indemnification by Alder. Alder shall indemnify and hold Teva, its Affiliates and their respective officers, directors, agents and employees (the “Teva Indemnitees”) harmless from and against any charges, allegations, notices, demands, claims, complaints, causes of action, orders, investigations, or proceedings (whether criminal or civil, in contract, tort or otherwise) for losses, liabilities, obligations, awards, settlements, penalties, fines, sanctions, damages, reasonable legal costs and other reasonable expenses of any nature (“Claims”) payable by any Teva Indemnitee to a Third Party claimant arising under or related to this Agreement to the extent arising or resulting from:

(a)	the development or commercialization of any Alder Product by Alder or any of its Affiliates, licensees, sublicensees or contractors; or
(b)	the [***] or willful misconduct of any of the Alder Indemnitees; or
(c)	the breach of any of the warranties or representations made by Alder to Teva under this Agreement; or
(d)	the breach by Alder of its obligations pursuant to this Agreement except in each case, to the extent such Claims result from the breach by any Teva Indemnitee of any covenant, representation, warranty or other agreement made by Teva in this Agreement or the gross negligence or willful misconduct of any Teva Indemnitee.

7.5

Indemnification by Teva. Teva shall indemnify and hold Alder, its Affiliates, and their respective officers, directors, agents and employees (the “Alder Indemnitees”) harmless from and against any Claims payable by any Alder Indemnitee to a Third Party claimant arising under or related to this Agreement to the extent arising or resulting from:

(a)	the [***] or willful misconduct of any of the Teva Indemnitees in performing under this Agreement; or

12.

[***] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, IS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

(b)	the breach of any of the warranties or representations made by Teva to Alder under this Agreement; or
(c)	any breach by Teva of its obligations pursuant to this Agreement except in each case, to the extent such Claims result from the breach by any Alder Indemnitee of any covenant, representation, warranty or other agreement made by Alder in this Agreement or the gross negligence or willful misconduct of any Alder Indemnitee.

7.6

Procedures. If either Party is seeking indemnification under Sections 7.4 and 7.5 (the “Indemnified Party”), it shall inform the other Party (the “Indemnifying Party”) of the Claim giving rise to the obligation to indemnify pursuant to such Section as soon as reasonably practicable after receiving notice of the Claim. The Indemnifying Party shall have the right to assume the defense of any such Claim for which it is obligated to indemnify the Indemnified Party. The Indemnified Party shall cooperate with the Indemnifying Party and the Indemnifying Party’s insurer as the Indemnifying Party may reasonably request, and at the Indemnifying Party’s cost and expense. The Indemnified Party shall have the right to participate, at its own expense and with counsel of its choice, in the defense of any Claim that has been assumed by the Indemnifying Party. Neither Party shall have the obligation to indemnify the other Party in connection with any settlement made without the Indemnifying Party’s written consent, which consent shall not be unreasonably withheld or delayed.

7.7

Limitation of Liability. NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL, PUNITIVE, OR INDIRECT DAMAGES ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS SECTION 7.7 IS INTENDED TO OR SHALL LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF ANY PARTY UNDER SECTION 7.4 OR 7.5.

8.	GENERAL PROVISIONS
8.1

Waiver. None of the provisions of this Agreement will be considered waived by any Party unless such waiver is agreed to, in writing, by authorized agents of such Party. The failure of a Party to insist upon strict conformance to any of the terms and conditions hereof, or failure or delay to exercise any rights provided herein or by Law will not be deemed a waiver of any rights of any Party.

8.2	Dispute Resolution.
(a)

The Parties recognize that disputes as to certain matters may from time to time arise that relate to either Party’s rights and/or obligations hereunder, including the interpretation, alleged breach, enforcement, or validity of this Agreement (a “Dispute “). It is the objective of the Parties to establish procedures to facilitate the resolution of such Disputes arising under this Agreement in an expedient manner by mutual cooperation. To accomplish this objective, the Parties agree that, if such a Dispute arises under this Agreement, and the Parties are unable to resolve such Dispute within [***] after such Dispute is first identified by either Party in writing to the other, the Parties shall (i) notify the other party in writing of the title of a senior executive of such Party within [***] thereafter to whom such dispute may be referred, and (ii) refer such Dispute to such senior executives of each Party for attempted resolution by good faith negotiations within [***] after such notice of designation is delivered.

(b)

If the senior executives (or their designees) are not able to resolve such Dispute within [***] and either Party wishes to pursue the matter, either Party shall have the right to pursue such Dispute as provided in Section 8.3.

13.

[***] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, IS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

8.3

Choice of Law and Remedies. This Agreement and any dispute arising out of or related to this Agreement shall be governed and interpreted in accordance with the [***] without regard to conflicts of law principles. The [***] shall have exclusive jurisdiction in all matters arising under this Agreement, and the Parties hereto expressly consent and submit to the personal and subject matter jurisdiction of the [***]. This Agreement does not limit or restrict the remedies available to any Party for the breach of another Party, and the Parties expressly reserve any and all remedies available to them, at law or in equity, for breach of this Agreement or otherwise, but subject to Section 7.7.

8.4

Costs. Each Party shall each bear its own costs and legal fees associated with the negotiation and preparation of, and performance under, this Agreement and any activities related to the implementation of this Agreement.

8.5

Entire Agreement. This Agreement constitutes the entire agreement between the Parties relating to the subject matter hereof and thereof and supersedes all previous agreements and understandings, oral or written, with respect to such matters.

8.6

Notice. All notices or other communications hereunder shall be deemed to have been duly given and made if in writing and if served by personal delivery upon a Party, if delivered by a reputable overnight express courier service (charges prepaid), or if sent by facsimile to the person at the address set forth below, or such other address as may be designated in writing hereafter, in the same manner, by such person as follows:

If to Teva:	Teva Pharmaceutical International GmbH Schluselstrasse 12 Jona 8645, Switzerland Attention: Naama Baram
With a copy to:	Teva Pharmaceuticals 425 Privet Road Horsham, PA 19044 Attention: General Counsel
and Goodwin Procter LLP 100 Northern Avenue Boston, MA 02210 Attention: Robert M. Crawford Fax: (617) 321-4432
If to Alder:	Alder BioPharmaceuticals, Inc. 11804 North Creek Parkway South Bothell, WA 98011 Attention: General Counsel
With a copy to:	Cooley LLP 3175 Hanover Street Palo Alto, CA 94304 Attention: Barbara Kosacz Fax:(650) 849-7400

Such notices will be deemed to have been given on the date delivered in the case of delivery by personal delivery or overnight courier or on the date actually received in the case of facsimile delivery.

14.

[***] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, IS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

8.7

Severability. When possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law. If, however, any provision of this Agreement is held to be invalid, illegal, or unenforceable for any reason, the Parties shall negotiate in good faith for a substitute provision to continue the intent and purpose of such invalid provisions, and the validity, legality, and enforceability of the remaining provisions shall not be in any way impaired thereby.

8.8	Amendments. No amendment, modification or supplement of any provisions of this Agreement shall be valid or effective unless made in writing and signed by a duly authorized officer of each Party.
8.9

Descriptive Headings. The captions and descriptive headings of this Agreement are for convenience only and shall be of no force or effect in construing or interpreting any of the provisions of this Agreement.

8.10	Third-Party Benefit. None of the provisions of this Agreement shall be for the benefit of, or enforceable by, any Third Party.
8.11

Assignment. Alder shall not assign this Agreement or any part hereof or any interest herein (whether by operation of law or otherwise) without the prior written consent of Teva, such consent not to be unreasonably withheld, except that Alder may assign this Agreement without Teva’s consent to any Affiliate, or to any Third Party successor to all or substantially all of Alder’s business or assets, whether by merger, sale of stock or assets or similar transaction. Teva may assign this Agreement, in whole or in part, without Alder’s consent to any Affiliate or to any Third Party successor to any of the Licensed Patents or the Teva Product, subject to the terms and conditions of this Agreement. No assignment will be valid unless the permitted assignee(s) assumes all obligations of its assignor under this Agreement. No assignment will relieve any assigning Party of responsibility for the performance of its obligations hereunder. Any purported assignment in violation of this Section 8.11 will be null and void ab initio. Subject to the foregoing, the rights and obligations of each Party under this Agreement will be binding upon and inure to the benefit of the successor and permitted assigns of such Party.

8.12

Counterparts; Electronic Delivery. This Agreement may be executed in counter-parts with the same effect as if both Parties had signed the same document. All such counterparts will be deemed an original, will be construed together and will constitute one and the same instrument. Signature pages of this Agreement may be exchanged by facsimile or other electronic means without affecting the validity thereof.

SIGNATURES FOLLOW ON NEXT PAGE

15.

[***] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, IS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

IN WITNESS WHEREOF, each of the Parties has caused this Agreement lo be executed by its duly authorized representative as of the Effective Date.

Teva Pharmaceuticals International GmbH By:/s/Naama Bar Am Name:Naama Bar Am Title:General Manager	Alder BioPharmaceuticals, Inc. By: Name: Title:
By: Name: Title:	AlderBio Holdings, LLC By: Name: Title:

[***] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, IS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

IN WITNESS WHEREOF, each of the Parties has caused this Agreement lo be executed by its duly authorized representative as of the Effective Date.

Teva Pharmaceuticals International GmbH By:/s/David Koch Name:David Koch Title:President of the Managing Officers	Alder BioPharmaceuticals, Inc. By: Name: Title:
By: Name: Title:	AlderBio Holdings, LLC By: Name: Title:

17.

[***] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, IS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

IN WITNESS WHEREOF, each of the Parties has caused this Agreement lo be executed by its duly authorized representative as of the Effective Date.

Teva Pharmaceuticals International GmbH By: Name: Title:	Alder BioPharmaceuticals, Inc. By:/s/Randall C. Schatzman Name:Randall C. Schatzman Title:President & CEO
By: Name: Title:	AlderBio Holdings, LLC By: Name: Title:

18.

[***] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, IS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

IN WITNESS WHEREOF, each of the Parties has caused this Agreement lo be executed by its duly authorized representative as of the Effective Date.

Teva Pharmaceuticals International GmbH By: Name: Title:	Alder BioPharmaceuticals, Inc. By: Name: Title:
By: Name: Title:	AlderBio Holdings, LLC By:/s/Joshua C. Miller Name:Joshua C. Miller Title:Manager

19.

[***] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, IS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

SCHEDULE 1.14

Licensed Patents

[***]

[***] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, IS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

EXHIBIT A-1

Teva Press Release

TEVA ANNOUNCES GLOBAL LICENSE AGREEMENT WITH ALDER BIOPHARMACEUTICALS®
IN THE FIELD OF ANTI-CGRP-BASED THERAPY

JERUSALEM—January XX, 2018 -- Teva Pharmaceutical Industries Ltd., (NYSE and TASE:TEVA) today announced that its subsidiary, Teva Pharmaceuticals International GmbH., has signed a global license agreement with Alder BioPharmaceuticals. The agreement validates Teva’s IP and resolves Alder’s opposition to Teva’s European Patent No. 1957106 B1, with respect to calcitonin gene-related peptide (CGRP) antagonist antibodies, also providing Alder with clarity for its ongoing plans in the field.

Under the terms of the agreement, Alder has received a non-exclusive license to Teva’s CGRP patent portfolio to develop, manufacture and commercialize eptinezumab in the U.S. and worldwide, excluding Japan and Korea. In exchange, Alder has agreed to:

•	Withdraw its appeal before the European Patent Office;
•	Make an immediate one-time payment of $25 million to Teva;
•

Make a second one-time payment of $25 million upon the approval of a biologics license application (BLA) for Alder’s eptinezumab with the U.S. Food and Drug Administration or of an earlier equivalent filing with a regulatory authority elsewhere in the license territory in which any Teva licensed patents exist;

•

Following commercial launch of eptinezumab, pay $75 million at each of two sales-related milestones (at $1 billion and $2 billion in sales achieved in any given 12-month period) and provide certain royalty payments on net sales at rates from 5% to 7%.

“This agreement reinforces the broad coverage provided by Teva’s IP in the field of anti-CGRP therapy. At the same time, it also helps facilitate the ongoing development of additional potential therapies in this exciting field – this can only be good for our increased understanding of the area and ultimately improved patient wellbeing”, said Marcelo Bigal, M.D., Ph.D., Chief Scientific Officer and Head of Specialty R&D at Teva.

About Teva

Teva Pharmaceutical Industries Ltd. (NYSE and TASE: TEVA) is a leading global pharmaceutical company that delivers high-quality, patient-centric health care solutions used by approximately 200 million patients in 100 markets every day. Headquartered in Israel, Teva is the world’s largest generic medicines producer, leveraging its portfolio of more than 1,800 molecules to produce a wide range of generic products in nearly every therapeutic area. In specialty medicines, Teva has the world-leading innovative treatment for multiple sclerosis as well as late-stage development programs for other disorders of the central nervous system, including movement disorders, migraine, pain and neurodegenerative conditions, as well as a broad portfolio of respiratory products. Teva is leveraging its generics and specialty capabilities in order to seek new ways of addressing unmet patient needs by combining drug development with devices, services and technologies. Teva’s net revenues in 2016 were $21.9 billion. For more information, visit www.tevapharm.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 which are based on management’s current beliefs and expectations and are subject to substantial risks and uncertainties, both known and unknown, that could cause our future results, performance or achievements to differ significantly from that expressed or implied by such forward-looking statements. Important factors that could cause or contribute to such differences include risks relating to:

Our ability to defend our intellectual property rights, including our CGRP patent portfolio;

[***] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, IS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

•

our specialty medicines business, including: competition for our specialty products, especially Copaxone®, our leading medicine, which faces competition from existing and potential additional generic versions and orally-administered alternatives; our ability to achieve expected results from investments in our product pipeline; competition from companies with greater resources and capabilities; and the effectiveness of our patents, and other measures to protect our intellectual property rights.

•

our business and operations in general, including: uncertainties relating to the potential success and our ability to effectively execute a restructuring plan; uncertainties relating to the potential benefits and success of our new organizational structure and recent senior management changes; our ability to develop and commercialize additional pharmaceutical products; manufacturing or quality control problems, which may damage our reputation for quality production and require costly remediation; interruptions in our supply chain; disruptions of our or third party information technology systems or breaches of our data security; the restructuring of our manufacturing network , including potential related labor unrest; the impact of continuing consolidation of our distributors and customers; and variations in patent laws that may adversely affect our ability to manufacture our products;

•

compliance, regulatory and litigation matters, including: costs and delays resulting from the extensive governmental regulation to which we are subject; the effects of reforms in healthcare regulation and reductions in pharmaceutical pricing, reimbursement and coverage; potential additional adverse consequences following our resolution with the U.S. government of our FCPA investigation; governmental investigations into sales and marketing practices; potential liability for sales of generic products prior to a final resolution of outstanding patent litigation; product liability claims; increased government scrutiny of our patent settlement agreements; failure to comply with complex Medicare and Medicaid reporting and payment obligations; and environmental risks;

and other factors discussed in our Annual Report on Form 20-F for the year ended December 31, 2016 (“Annual Report”), including in the section captioned “Risk Factors,” and in our other filings with the U.S. Securities and Exchange Commission, which are available at www.sec.gov and www.tevapharm.com. Forward-looking statements speak only as of the date on which they are made, and we assume no obligation to update or revise any forward-looking statements or other information contained herein, whether as a result of new information, future events or otherwise. You are cautioned not to put undue reliance on these forward-looking statements.

###

IR Contacts:	Kevin C. Mannix	United States	(215) 591-8912
	Ran Meir	United States	(215) 591-3033
	Tomer Amitai	Israel	972 (3) 926-7656
PR Contacts:	Iris Beck Codner	Israel	972 (3) 926-7208
	Kaelan Hollon	United States	(202) 412-7076

[***] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, IS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

EXHIBIT A-2

Alder Press Release

Alder BioPharmaceuticals® Enters into European Patent Settlement and Global License Agreement with Teva in the Field of Anti-CGRP-Based Therapy

BOTHELL, Wash. , Jan. X, 2018 – Alder BioPharmaceuticals, Inc. (NASDAQ: ALDR), a biopharmaceutical company focused on novel therapeutic antibodies for the treatment of migraine, today announced that it has entered into a European patent settlement and global license agreement with Teva Pharmaceuticals International GmbH. The agreement resolves Alder’s appeal following opposition proceedings before the European Patent Office related to Teva’s European Patent No. 1957106 B1, with respect to calcitonin gene-related peptide (CGRP) antagonist antibodies, and provides clarity regarding Alder’s freedom to develop, manufacture and commercialize eptinezumab, its lead product candidate for migraine prevention targeting CGRP.

Under the terms of the agreement, Alder has received a non-exclusive license to Teva’s CGRP patent portfolio to develop, manufacture and commercialize eptinezumab in the U.S. and worldwide, excluding Japan and Korea. In exchange, Alder has agreed to:

•	Withdraw its appeal before the European Patent Office;
•	Make an immediate one-time payment of $25 million to Teva;
•

Make a second one-time payment of $25 million upon the approval of a biologics license application (BLA) for eptinezumab with the U.S. Food and Drug Administration or of an earlier equivalent filing with a regulatory authority elsewhere in the license territory in which any Teva licensed patents exist; and

•

Following commercial launch of eptinezumab, pay $75 million at each of two sales-related milestones (at $1 billion and $2 billion in annual sales) and provide certain royalty payments on net sales at rates from 5% to 7%.

“This agreement solidifies Alder’s freedom to operate and provides a clear path for us to commercialize eptinezumab and, if approved, deliver this potential treatment option to the many patients suffering from migraine,” said Randall C. Schatzman, Ph.D., Alder president and chief executive officer.

About Alder BioPharmaceuticals, Inc.

Alder BioPharmaceuticals, Inc., is a clinical-stage biopharmaceutical company that discovers, develops and seeks to commercialize genetically engineered therapeutic antibodies with the potential to meaningfully transform current treatment paradigms. Alder’s lead pivotal-stage product candidate, eptinezumab, is being evaluated for migraine prevention. Eptinezumab is a monoclonal antibody (mAb) inhibiting calcitonin gene-related peptide (CGRP), which is believed to play a key role in mediating and initiating migraine. The eptinezumab mAb design combined with delivery via quarterly infusion allows for strong and immediate inhibition of CGRP biology. Alder is additionally evaluating ALD1910, a preclinical product candidate also in development as a migraine prevention therapy. ALD1910 is a monoclonal antibody that inhibits pituitary adenylate cyclase-activating polypeptide-38 (PACAP-38), another protein that is active in mediating the initiation of migraine. Clazakizumab, Alder’s third program, is a monoclonal antibody candidate that inhibits interleukin-6 and is licensed to Vitaeris, Inc. For more information, please visit http://www.alderbio.com.

Forward-Looking Statements

This press release contains forward-looking statements, including, without limitation, statements relating to: the continued development and clinical, therapeutic and commercial potential of eptinezumab; the commercialization of eptinezumab; and the anticipated benefits to Alder under the referenced settlement and license agreement and the obligations of the parties thereunder. Words such as “will,” “provide,” “clarity,” “freedom,” “deliver,” “potential,” or other similar expressions, identify forward-looking statements, but the absence of these words does not necessarily mean that a statement is not forward-looking. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements. The forward- looking

[***] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, IS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

statements in this press release are based upon Alder’s current plans, assumptions, beliefs, expectations, estimates and projections, and involve substantial risks and uncertainties. Actual results and the timing of events could differ materially from those anticipated in the forward-looking statements due to these risks and uncertainties as well as other factors, which include, without limitation: risks related to the potential failure of eptinezumab to demonstrate safety and efficacy in clinical testing; Alder’s ability to conduct clinical trials and studies of eptinezumab sufficient to achieve a positive completion; the availability of data at the expected times; the clinical, therapeutic and commercial value of eptinezumab; risks and uncertainties related to regulatory application, review and approval processes and Alder’s compliance with applicable legal and regulatory requirements; risks and uncertainties relating to the manufacture of eptinezumab; Alder’s ability to obtain and protect intellectual property rights, and operate without infringing on the intellectual property rights of others; the uncertain timing and level of expenses associated with Alder’s development and commercialization activities; the sufficiency of Alder’s capital and other resources; market competition; changes in economic and business conditions; and other factors discussed under the caption “Risk Factors” in Alder’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2017, which was filed with the Securities and Exchange Commission (SEC) on November 7, 2017, and is available on the SEC’s website at www.sec.gov. Additional information will also be set forth in Alder’s other reports and filings it will make with the SEC from time to time. The forward-looking statements made in this press release speak only as of the date of this press release. Alder expressly disclaims any duty, obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Alder’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

Media Contacts:

Ashley Cadle TogoRun

310-463-0143

a.cadle@togorun.com

Investor Relations Contacts:

Michael Schaffzin

Stern Investor Relations, Inc.

212-362-1200

michael@sternir.com